                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 333-45546

                        Isuzu Auto Owner Trust 2001-1
                    ---------------------------------------
                    (Issuer with respect to the securities)


                       Pooled Auto Securities Shelf LLC
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                            One First Union Center
                        Charlotte, North Carolina 28288
                                (704) 383-8437
             ----------------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                        Isuzu Auto Owner Trust 2001-1
                     4.27000% Class A-1 Asset Backed Notes
                      4.420% Class A-2 Asset Backed Notes
                      4.880% Class A-3 Asset Backed Notes
                      5.310% Class A-4 Asset Backed Notes
                           5.470% Asset Backed Notes
            ------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
            ------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [_]            Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(1)(ii) [_]
     Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(i)  [_]
     Rule 12g-4(a)(2)(ii) [_]            Rule 12h-3(b)(2)(ii) [_]
                                         Rule 15d-6           [_]

          Approximate number of holders of record as of the certification or notice date: 29
            ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, Pooled Auto Securities Shelf LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              POOLED AUTO SECURITIES SHELF LLC

                              By:  /s/ Curt Sidden
                                 -------------------------------
                                          Curt Sidden
                                         Vice President
Date:  January 29, 2002

                                       2